UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2011

SRS LABS, INC.

(Exact name of registrant as specified in charter)

Delaware	0-21123	33-0714264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2909 Daimler Street Santa Ana, California	92705
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 442-1070

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Financial Officer

On October 24, 2011, SRS Labs, Inc. (the “Company”) appointed Walter J. McBride, age 58, to serve as the Company’s Chief Financial Officer, Treasurer, Secretary and principal financial officer.  A copy of the press release issued by the Company on October 24, 2011 regarding Mr. McBride’s appointment is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Prior to joining the Company, Mr. McBride served as the Chief Financial Officer of Synthetic Genomics, Inc., a company dedicated to developing and commercializing genomic driven solutions to address global energy and environmental challenges, from 2008 until 2011.  From 2005 until 2008, Mr. McBride served as the Executive Vice President and Chief Financial Officer of Capstone Turbine Corporation, a designer and manufacturer of microturbine technology for stationary power generation, cogeneration and hybrid electric vehicles.  From 2000 until 2005, Mr. McBride served as the Executive Vice President and Chief Financial Officer of First Consulting Group Inc., an IT services company focused on global healthcare, pharmaceutical and biotechnology.  Prior to 2000, Mr. McBride has served as the Chief Financial Officer and in various senior executive management positions with several private and public companies.  Mr. McBride received a B.S. in Accounting and Finance from The Ohio State University and a M.S. in Computer Systems Management from Rochester Institute of Technology.

In connection with Mr. McBride’s appointments, he entered into an offer letter of employment pursuant to which he will receive an annual base salary of $300,000, a relocation expense reimbursement of up to $25,000 and three weeks of paid vacation per year.  Mr. McBride will also participate in the Company’s Profit Sharing and Bonus Plan, as well as the Company’s Executive Management By Objective Program, with a guaranteed quarterly payment of at least $25,000 during the first year of employment.   In connection with Mr. McBride’s commencement of employment, the Company granted him a non qualified stock option to purchase up to 150,000 shares of the Company’s common stock at a per share exercise price equal to the closing price of the Company’s common stock on the date of grant, which was October 26, 2011. The option will be subject to vesting over four years.  Furthermore, Mr. McBride will also be entitled to receive severance in the amount of six months of base salary continuation and employee benefits continuation in the event that his employment is involuntarily terminated during his first 36 months of employment with the Company.

Finally, Mr. McBride will participate in the Company’s Amended and Restated Change in Control Protection Plan (the “Plan”).  The Plan generally provides that if Mr. McBride’s employment is terminated without cause or if he resigns for good reason, as defined in the Plan, within two years after a change in control (as defined in such Plan), Mr. McBride will be entitled to receive a severance payment equal to 1.5 times his base salary in effect immediately before the change in control plus the cash bonus and cash commissions paid to Mr. McBride by the Company during the last completed calendar year immediately before the year in which a change of control occurs, which such amount is generally payable in a lump sum amount within 60 days of the termination or resignation.  The Plan also provides that the Company will reimburse Mr. McBride for COBRA premiums he pays for a period of 18 months following a covered termination under such Plan.

Appointment of Chief Accounting Officer

Effective October 24, 2011, the Company has promoted Maria Oppegard, age 37, to serve as the Company’s Chief Accounting Officer.  Ms. Oppegard has over 13 years of experience in accounting and finance.  Ms. Oppegard joined the Company as Controller in 2005, and has also served as its acting principal financial officer since August 2011 until Mr. McBride’s appointment as the Company’s Chief Financial Officer referenced above.  Prior to joining the Company, she spent six years at KPMG LLP, where she was an Audit Manager, providing audit services primarily for public companies in the technology industry.  Ms. Oppegard is a Certified Public Accountant. She received a B.S. in Business Administration from the University of North Carolina at Chapel Hill and a M.S. in Accountancy from Wake Forest University.

Item 9.01               Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

99.1	Press Release dated October 24, 2011

99.2	Offer Letter of Employment dated October 3, 2011 by and between SRS Labs, Inc. and Walter J. McBride

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRS LABS, INC., a Delaware corporation

Dated: October 28, 2011	By:	/S/ Thomas C.K. Yuen
Thomas C.K. Yuen
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 24, 2011

99.2	Offer Letter of Employment dated October 3, 2011 by and between SRS Labs, Inc. and Walter J. McBride